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                                                                  EXHIBIT 5


                               A G R E E M E N T



         AGREEMENT, dated as of the 19th day of October, 1995, between CINEMARK USA, INC., a Texas corporation (hereinafter "Seller"), CARMIKE CINEMAS, INC., a Delaware corporation, and EASTWYNN THEATRES, INC., an Alabama corporation, (hereinafter collectively "Buyer").


                             W I T N E S S E T H :


         WHEREAS, Seller operates certain theatres for the exhibition of motion pictures; and

         WHEREAS, Seller desires to sell and transfer, and Buyer desires to purchase certain of Seller's assets and liabilities pursuant to the terms and conditions of this Agreement set forth hereinafter.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree, as follows:


                                   ARTICLE I
                                  DEFINITIONS


          The following terms used in this Agreement shall have the meanings set forth below:

         1.01. "AFFILIATE" - Any person, firm, corporation, partnership or association controlling, controlled by, or under common control with another person, firm, corporation, partnership or association.

         1.02. "AGREEMENT" - This Agreement, including the Exhibits attached hereto, and the Schedules delivered pursuant hereto.

         1.03.  "CLOSING" - The Closing referred to in Section 2.05 hereof.





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         1.04.  "CLOSING DATE" - The date referred to in Section 2.05 hereof.

         1.05. "CONTINUING CONTRACTS" - The agreements relating to the operation and maintenance of the Property (excluding film exhibition agreements), which are described on Exhibit "A" attached hereto, together with any contracts in the nature thereof executed by Seller after the date hereof, as herein permitted and approved in writing by Buyer, except any contract which is terminable with thirty (30) days notice without penalty.

         1.06.  "EFFECTIVE DATE" - The date of this Agreement.

         1.07. "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         1.08.  "EXCLUDED PROPERTY" - That Property set forth on Schedule 1.08.

         1.09. "EXHIBITS" - Those Exhibits referenced in this Agreement, attached to and incorporated herein by reference.

         1.10. "IMPOSITIONS" - All real estate taxes, special and benefit assessments, sewer rents, water rates, personal property taxes, and all other taxes, assessments and charges of every kind, which may affect the Property or any part thereof by virtue of any present or future law of any governmental authority.

         1.11. "INTANGIBLE PROPERTY" - All intangible property now or on the Closing Date owned by Seller and in Seller's possession pertaining solely to the Property, including all assignable business licenses, warranties, the Continuing Contracts (to the extent assignable), telephone exchange numbers to the extent assignable, plans and specifications, blueprints, engineering information and reports, and governmental approvals.

         1.12.  "LANDLORD'S CONSENT" - Consent of the Landlords





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referred to in Section 2.07 (d) to the transfer and assignment of the Leases described on Exhibit "C".

         1.13. "LEASEHOLD IMPROVEMENTS" - All right, title and interest of Seller in and to the Leasehold Interests, and improvements thereto (other than Excluded Property) of any kind and description now, or on the Closing Date, located on or which are a part of the Leased Premises.

         1.14. "LEASEHOLD INTERESTS" - All and singular the interests, estates, rights, privileges, titles, easements, options and appurtenances belonging or in any way appertaining to the Seller as tenant under the Leases.

         1.15. "LEASES" - The leases for the Theatres and all amendments and modifications thereof, all of which are described on Exhibit "C" attached hereto.

         1.16.  "LEASED PREMISES" - The premises demised by the Leases.

         1.17. "PERMITTED LIENS" - (i) Liens, taxes and Impositions due and payable as of the Closing Date, and which are prorated pursuant to Section 2.04; and (ii) Permitted Title Exceptions.

         1.18. "PERMITTED TITLE EXCEPTIONS" - With respect to the real property those preprinted exceptions in a standard form ALTA extended coverage policy of title insurance and those encumbrances of record including any Landlord's liens set forth on Schedule 1.18.

         1.19. "PERSONAL PROPERTY" - All tangible personal property now or on the Closing Date owned by Seller or any of Seller's affiliates and located at and used in the operation of the Leased Premises, including all supplies, service and concession equipment, heating, ventilating and cooling equipment, fixtures, inventory, cleaning equipment and supplies, alarm systems, screens, projection equipment, theatre seats, cash registers, display cases, acoustical wall panels, sound systems, speakers, office equipment and desks, popcorn poppers and storage bins, linoleum, carpets, drapes, laundry tubs and trays, washers, dryers, ice boxes, refrigerators, heating units, stoves, ovens, water heaters,





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incinerators, furniture and furnishings, and communication systems, now or on the Closing Date affixed or attached to or placed upon and used in connection with the operation of the Theatres or any of them (without limiting the generality of the foregoing, the personal property listed on Exhibit "B" attached hereto shall be included in Personal Property); provided, however, Personal Property shall not include (a) accounts receivable as of the Closing Date, (b) cash and cash equivalents (including certificates of deposit, commercial paper, and investments in securities on hand or in banks as of the Closing Date, (c) proprietary items including, but not limited to, uniforms, and film transfer stock, (d) office computers and software; and (e) the Excluded Property.

         1.20. "PROPERTY" - The Leases, Leasehold Interests, Leasehold Improvements, Continuing Contracts, Personal Property and Intangible Property owned by Seller.

         1.21. "PURCHASE PRICE" - The Purchase Price for the Property is EIGHT MILLION AND 00/100 DOLLARS $8,000,000.00), payable as set forth in paragraph
2.02 hereof.

         1.22. "SCHEDULES" - Those Schedules referred to in this Agreement, attached to and incorporated herein by reference.

         1.23.  "SELLER" - Seller is CINEMARK USA, INC., a Texas corporation.


         1.24. "SELLER'S KNOWLEDGE" - The knowledge of Seller's executive officers and members of Seller's Legal Department.

         1.25. "THEATRES" -  The ten (10) locations consisting of forty-six
(46) screens for the exhibition of motion pictures as specifically set forth on Exhibit "D".

         1.26. "THEATRE LEVEL EMPLOYEE" - Any employee who actually works at a Theatre location.

         1.27. "TRANSACTION DOCUMENTS" - All deeds, bills of sale, assignments, certificates, consents, and any and all other documents executed in order to effectuate the Closing.

         The definitions of this section shall apply equally to both





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the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "person" includes individuals, partnerships, corporations, trusts and other associations. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof", "hereunder" and similar terms shall refer to this contract, unless the context otherwise requires.

         Attached to this contract and incorporated herein by reference are the following:

         EXHIBIT A        -  CONTINUING CONTRACTS
         EXHIBIT B        -  PERSONAL PROPERTY
         EXHIBIT C        -  LEASES
         EXHIBIT D        -  THEATRES
         EXHIBIT E        -  BILL OF SALE
         EXHIBIT F        -  COVENANT NOT TO COMPETE AGREEMENT
         EXHIBIT G        -  FORM OF LANDLORD'S CONSENT
                              AND ESTOPPEL
         EXHIBIT H        -  SELLER'S REQUIRED INSURANCE
         EXHIBIT I        -  FORM OF ASSIGNMENT AND ASSUMPTION
                              AGREEMENT
         EXHIBIT J        -  AUTHORIZATION AND RELEASE NOTICE
         SCHEDULE 1.08    -  EXCLUDED PROPERTY
         SCHEDULE 1.18    -  PERMITTED TITLE EXCEPTIONS
         SCHEDULE 2.02(a) -  WIRING INSTRUCTIONS
         SCHEDULE 2.03    -  PURCHASE PRICE ALLOCATION
         SCHEDULE 2.06(a) -  CLOSING STATEMENT
         SCHEDULE 3.02(a) -  REVENUE AND ATTENDANCE FIGURES
         SCHEDULE 3.03(f) -  AMENDMENTS TO CONTRACTS
         SCHEDULE 3.05    -  GOVERNMENTAL NOTIFICATIONS
                              AND CONSENTS
         SCHEDULE 3.07    -  TITLE TO PERSONAL PROPERTY
         SCHEDULE 3.08(a) -  DEFAULTS-LEASES
         SCHEDULE 3.13    -  COMPLIANCE WITH LAWS
         SCHEDULE 3.15    -  LABOR MATTERS
         SCHEDULE 3.16(b) -  SCREEN ADVERTISING OR CREDIT
                             CARD ACCEPTANCE AGREEMENTS
         SCHEDULE 3.17    -  WELFARE PLANS
         SCHEDULE 3.21    -  DISCOUNTS AND GIFT CERTIFICATES
         SCHEDULE 7.04    -  GOVERNMENTAL NOTIFICATIONS
                              AND CONSENTS REQUIRED BY BUYER





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                                   ARTICLE II
                         PURCHASE AND SALE OF PROPERTY


         2.01. Agreement to Sell and Purchase. Pursuant to the terms and conditions of this Agreement, on the Closing Date Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller all of the Property.

          2.02. Purchase Price. The Purchase Price for the Property will be paid to the Seller as follows:


                  (a) At Closing, Buyer shall pay and deliver in cash by wire transfer to Seller, pursuant to wiring instructions set forth on Schedule 2.02
(a), or in other immediately available funds, the Purchase Price.

         2.03. Purchase Price Allocation. The Purchase Price will be allocated to the Property as shown on Schedule 2.03, and each of the parties agree to report this transaction for Federal, and where applicable, state and local income tax purposes in accordance with the allocation shown on said schedule. Buyer and Seller hereby agree not to take any position on any tax return inconsistent with such allocation. Buyer and Seller shall prepare and timely file all such reports and returns as may be required by Section 1060 of the Internal Revenue Code of 1986, as amended, (the "Code") to report such allocation. The agreement set forth in this Section 2.03 shall survive the Closing.

         2.04.  Closing Adjustments.

              (a) The following items affecting the Property shall be apportioned, adjusted or otherwise accounted for between Seller and Buyer as of the Closing Date on the basis of the actual number of days elapsed from the first day of any applicable period to the Closing Date:

                   (i) Subject to paragraph (d) of this Section, rent, additional rent, common area maintenance and all other charges payable by Seller as tenant under the Leases as follows: (1) any charge payable on a monthly basis which is or is not





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subject to year end adjustment shall be prorated for the month in which the
Closing Date shall occur and any year end adjustment thereof shall be paid by, or the refund from the lessor paid to, Seller and Buyer in proportion to their respective payments thereof (i.e., Seller to make all such payments due and payable prior to the Closing Date and Buyer to make all such payments due and payable after the Closing Date), and (2) Impositions under the Leases not payable monthly but payable in full after the Closing at the end of a lease year or tax fiscal year, as provided in the respective Leases, shall be prorated as of the Closing Date but Seller will pay Buyer Seller's share thereof within 15 days after Buyer furnishes Seller the billing and substantiation thereof received from each respective lessor;

                   (ii) Payments owing or paid by Seller under the Leases to merchants' associations or similar business promotion organizations;

                   (iii) Buyer shall pay Seller on the Closing Date for any security deposits held by lessors under the Leases, the Seller's petty cash, and Seller's cost of popcorn and drink syrup inventory at each Theatre;

                   (iv) Reduced admission tickets, group tickets or so-called other "discount tickets" (collectively "Discount Tickets") issued by Seller prior to the Closing Date and presented by customers for admission to the Theatres on or after the Closing Date shall be honored by Buyer but may be redeemed by Buyer from Seller for the amount shown on the Discount Ticket as the cost paid to Seller for such Ticket. Seller shall also reimburse Buyer in the amount of any gift certificates issued by Seller prior to the Closing Date and used at the Theatres subsequent to the Closing Date, when, as and in the amount said gift certificates are redeemed, provided, however, Buyer shall not be obligated to honor any such gift certificate or discount ticket after one
(1) year immediately following the Closing Date. Buyer shall (and hereby covenants and agrees to) be bound by all free admission passes distributed prior to the Closing Date by Seller or Seller's authorized agents to third parties. Buyer shall submit redeemed gift certificates and Discount Tickets to Seller six (6) months and one (1) year following the Closing Date, and Seller shall reimburse Buyer therefor within thirty (30) days of its receipt of such items. Seller shall not be required to reimburse Buyer for any





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Discount Tickets or gift certificates from and after one (1) year from the
Closing Date.

              (b) General real property taxes and other Impositions imposed upon or assessed against the Property (and not otherwise payable by Seller as tenant under the Leases directly to the lessors thereunder or payable by such lessors without any obligation of payment on the part of Seller) shall be remitted to the collecting authorities by Seller if the same are due and payable on or before the Closing Date, and by Buyer if due and payable thereafter; provided, however, such real property taxes and other Impositions imposed upon or assessed against the Property for the current tax fiscal year in which the Closing Date occurs ("Proration Period") shall be apportioned and prorated between Seller and Buyer on and as of the Closing Date with Buyer bearing only the expense of that proportion of such Impositions that the number of days in the Proration Period following and including the Closing Date bears to 365.

              (c) Seller shall pay all utility costs in respect of the Leased Premises (except to the extent the lessors are liable therefor under the Leases or such costs are a part of a lease charge to be prorated pursuant to clause
(i) of paragraph (a) of this Section) incurred prior to the Closing Date, and those incurred thereafter shall be paid by Buyer. If the utility charges for the last utility period cannot be ascertained on the Closing Date, then at such subsequent date as all utility bills for such utility period have been obtained, the parties shall promptly pay their respective prorated amounts. Any deposits of Seller held by utility companies shall be returned to Seller, and Buyer shall be responsible for making its own deposits with the utility companies.

              (d) With respect to any percentage rent (as defined in the respective leases) payable under the Leases for the applicable lease years thereunder during which the lease assignments occur, the percentage rent (taking into account any and all applicable credits or adjustments) shall be prorated between the Buyer and Seller such that each party shall pay when due that percent of the total percentage rent payable which equals such party's respective gross receipts (as defined in the respective leases) divided by the total gross receipts for such lease year.

              (e)  Seller and Buyer shall also make such other





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adjustments or apportionments with respect to the Property as may be necessary to carry out the intention of the parties hereto so that Buyer shall not be liable for matters accruing or occurring prior to the Closing Date and that Seller shall not be liable for matters accruing or occurring from and after the Closing Date and that Seller shall bear all of the expenses and burdens, and shall be entitled to all of the benefits and income, of and from ownership of the Property prior to the Closing Date and Buyer shall bear all such expenses and burdens and shall be entitled to all such benefits and income from and after the Closing Date.

              (f) The foregoing prorations shall be determined and payment made from one party to the other (as the case may be) on the Closing Date using figures for such charges from the preceding year, if actual figures are not available. Any adjustments to such prorations shall be determined as soon as possible after the Closing Date. When actual figures for such charges become available, Buyer shall provide Seller with all year end reports from Landlord and a corrected and definitive proration of such charges shall be promptly made. In the event that such charges for the year of Closing exceed the amount estimated in such provisional proration, Seller shall pay Buyer Seller's prorata share of the amount by which the actual charges exceed the estimated charges. Similarly, in the event that such charges from the year of closing are less than the amount estimated in such provisional proration, Buyer shall pay Seller Seller's prorata share of the amount by which the estimated charges exceeded the actual charges. Such payments by Seller or Buyer shall be made within thirty (30) days of receipt of such actual figures for such charges and substantiation thereof received from each charging party. The agreements contained in this Section 2.04 shall survive the Closing.

         2.05. Closing Date and Place.   The Closing of the transactions
contemplated by this Agreement shall take place at the offices of the Seller at, at 12:00 Noon on November 10, 1995, or on such other date as may be agreed by the parties hereto (the Closing Date).

         2.06.  Buyer's Performance at Closing.  At Closing, Buyer shall:

              (a)  Pay and deliver by wire transfer the Purchase





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Price as shown on the Closing Statement attached hereto as Schedule 2.06 (a).

              (b) Deliver to Seller (i) a Certificate of the Secretary of Buyer stating that this Agreement and other instruments and documents executed in connection herewith have been duly authorized by the Board of Directors of Buyer and setting forth the names, titles, signatures and attesting to the incumbency of those persons authorized to execute this Agreement and the instruments and documents executed in connection herewith; and (ii) the Certificates referred to in Sections 8.01, 8.02 and 8.03. Copies of all resolutions pertaining to such authorization shall be attached to the certificate.

              (c) An assumption agreement of all obligations of Seller under the Leases and the Continuing Contracts which are assigned to Buyer.

              (d) Pay any governmental taxes or other governmental charges which may arise out of the transfer of the Property, including without limitation any transfer, documentary stamp tax, surtax, gross receipts, excise, title, and sales and use tax. The parties agree to cooperate in taking such steps as may be necessary or appropriate in order to take advantage of any exemptions from any such governmental taxes, or other charges which may be available with respect to the transfer of the Property.

         2.07. Seller's Performance at Closing. At Closing, Seller will deliver to Buyer:

              (a) All deeds, bills of sale, assignments of licenses and permits (to the extent assignable), executory contracts, leases, easements and rights of way, substantially in form attached hereto as Exhibit "E" and Exhibit "I", as applicable, accompanied by certain covenants and endorsements as are necessary in order to effectively vest in Buyer good, indefeasible and valid title to the Property free and clear of all encroachments, leases, tenancies, liens, encumbrances, mortgages, conditional sales and other title retention agreements, pledges, covenants, restrictions, reservations, easements and options except for the Permitted Title Exceptions and the Permitted Liens.

              (b)  Actual possession and operating control of the Property.





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              (c)  A certificate of Seller, executed by an officer,  certifying that the persons executing this Agreement and other documents consummating transactions contemplated by this Agreement have been duly and validly authorized by its Board of Directors, no consent or approval of any other person is necessary. Such certificate shall set forth the names, titles, and signatures and attest to the incumbency of those persons authorized to execute this Agreement and the Transaction Documents.

              (d) Any and all consents of third parties necessary for the transfer and assignment of the Property, including any required Landlords' Consents to the assignment of all Leases with no adverse changes in the terms and conditions thereof that existed on the date of execution of this Agreement other than the release of Seller from all obligations and liabilities with respect to the Property, and changes, approved by Buyer, to the Leases for the Theatres in Oneida, Tennessee and Corbin and Danville, Kentucky.

              (e) The Authorization and Release Notice in form attached hereto as Exhibit "J" transferring all of Seller's right, title and interest in and to the telephone numbers shown thereon, to the extent assignable.

         2.08. Seller's Performance At and After Closing. Seller hereby covenants and agrees that at or after the Closing, as required, Seller shall:

              (a) At the request of Buyer, take all action reasonably necessary to put Buyer in actual possession of the Property, and execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other action as may be reasonably necessary to transfer to Buyer any of the Property and confirm the title of Buyer to the Property. Further, after Closing, should Seller be a necessary party in order for Buyer to exercise its rights with respect to the Property, Seller will take reasonable efforts, at Buyer's expense, to assist Buyer therein;

              (b) For a period of two (2) years following the Closing Date, provide Buyer access to any operating records, accounting records, correspondence, memoranda, and other records





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and data relating to the ownership or operation of the Property, which are in
Seller's possession, and assist Buyer, at Buyer's expense, in the preparation of any financial statements and/or completion of any audit of financial statements that may be required to meet SEC Regulations;

              (c) Subject to Article X, hold Buyer harmless from all charges or liabilities incurred by the Seller prior to the Closing Date relating to the Property; and

              (d) Transfer or deliver to Buyer any and all cash remittances or property Seller may receive in respect of the Property relating to the periods after the Closing Date.

         2.09. Buyer Does Not Assume Any of Seller's Liabilities or Obligations. Seller, at Closing, will transfer all of the Property to Buyer free and clear of any and all claims, liens, mortgages, options, charges, security interests, assignments, restrictions, easements, actions or demands or encumbrances whatsoever, except for:

               (a) Obligations arising after the Closing Date with respect to the Property, Continuing Contracts and Leases included in the Property,

               (b) Permitted Title Exceptions,

               (c) Permitted Liens, and

               (d) The post-closing prorated items included in Section 2.04.

              Except as expressly set forth herein, or in any law applicable hereto, Buyer is not assuming any obligations or liabilities of Seller or of Seller's business or any liabilities attendant to any of the Property, whether known or unknown, liquidated or contingent, which may have occurred prior to the Closing Date.





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                                  ARTICLE  III
                    REPRESENTATIONS AND WARRANTIES OF SELLER


         As a material inducement for Buyer's performance hereunder, Seller hereby makes the following representations and warranties, each of which (as qualified by all Exhibits and Schedules to this Agreement) is true and correct on the date of this Agreement, shall be true and correct on the Closing Date, except as otherwise disclosed by Seller to Buyer in a Schedule or Exhibit attached hereto.

         3.01. Legal Status. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Seller has all requisite corporate power and authority to own its properties, to carry on its business, as now conducted, to enter into this Agreement, and to perform its obligations hereunder.

         3.02.  Revenue and Attendance Figures.

              (a) Schedule 3.02 (a) contains Revenue and Attendance Figures for fiscal years ended 12/31/93 and 12/31/94, and the last twelve months ending 6/30/95.

              (b) The Revenue and Attendance Figures are in accordance in all material respects with the books and records of Seller, and, except as stated therein, fairly represent said gross revenues and attendance figures for said Theatres.

         3.03. Absence of Specified Changes. Since the Effective Date, there has not been any, except as otherwise provided below:

              (a) Transaction by Seller with respect to the Property except in the ordinary course of business as conducted on that date, except as set forth on Schedule 3.03 (a).

              (b) Debt, obligation or liability (whether absolute or contingent) incurred by Seller which will not be discharged at or before Closing (whether or not presently outstanding), which creates a lien upon or otherwise encumbers the Property;

              (c)  Mortgage, pledge or other encumbrance of any of





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the Property, except for Permitted Liens or Permitted Title Exceptions;

              (d) Sale, lease, abandonment or other disposition of any of the Property, excluding inventory, by Seller;


              (e) Labor dispute, strike, work stoppage, or any other occurrence, event or condition of a similar nature which impacts the Property which materially impacts Buyer's ability to operate the Property;

              (f) Except as set forth on Schedule 3.03 (f), amendment or termination of any contract, Lease, agreement or license included in the Property to be assigned to Buyer in which Seller is a party;

              (g) Agreement, other than this Agreement, by Seller to do any of the acts described in this Section 3.03;

              (h) Except as set forth on Schedule 3.25, arrangement for discount, promotional or prepaid tickets, or admission passes or other similar arrangement not in the ordinary course of business of Seller, or for which Seller shall reimburse Buyer.

         3.04. Authorization. The execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated by this Agreement have been or will be duly and validly authorized, and no further corporate authorization is necessary on the part of Seller.

         3.05. Governmental Notifications and Consents. No material notification, consent, authorization, order of approval of, or filing or registration with any governmental commission, board or other regulatory body, is required for or in connection with the execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby.

         3.06.  Compliance with Other Instruments.   Neither the execution and
delivery of this Agreement, nor the consummation of the transactions by the Seller contemplated by this Agreement will result in or constitute any of the following: (i) an event that would permit any party to terminate any Continuing Contract, or to accelerate the maturity of any indebtedness, or other obligation by





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which any of the Property may be bound or affected, or (ii) a breach, violation, or default, or an event that with notice or lapse of time, or both, would constitute a breach, violation or default under the Articles of Incorporation or By-Laws of Seller, or any Lease or Continuing Contract, or
(iii) a violation of any order, writ, injunction or decree of any court, administrative agency or governmental body, or (iv) an event which would result in the creation or imposition of any lien, charge or encumbrance on any of the Property, which will not be released at or prior to Closing.

         3.07.  Personal Property.

                Except as set forth on Schedule 3.07, Seller has good and valid title to all Personal Property included in the Property, free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind or nature, except for the Permitted Liens. All of the Seller's fixtures, furniture and equipment included in the Property is located on the premises of the Theatres, and is set forth on Exhibit "B".

         3.08.  LEASES.

              (a) The documents described on Exhibit "C" contain a true and correct description of all real property leased to the Seller included in the Property, including, to best of Seller's knowledge, the most recent name, street address and telephone number of the Landlord. Each of the leases included in the Property disclosed in said Exhibit is in full force and effect, and, except as set forth on Schedule 3.08 (a) to Seller's Knowledge, Seller has received no written notice of any existing defaults or events of default, which are continuing, real or claimed, or events which with notice or lapse of time, or both, would constitute defaults, the consequences of which, severally or in the aggregate, would have a material adverse affect on the business or operations of the Seller relating to or being carried on at the Theatres.

              (b) Other than compliance with the Americans with Disabilities Act of 1990 (ADA) to Seller's Knowledge, Seller has received no written notice that the improvements on the real estate, leased to or used by the Seller do not conform in all material respects to all applicable federal, state and local laws,





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zoning and building ordinances, and health and safety ordinances, and the property is zoned for the various purposes for which the real estate and improvements thereon are presently being used.

         3.09.  Licenses and Permits.    To Seller's Knowledge, Seller has all
governmental permits, licenses, and similar authorities presently issued or granted to or used by the Seller and which are material to the conduct of its business in the Theatres.

         3.10. Insurance. Exhibit "H" contains copies of insurance certificates evidencing fire, liability, and other forms of insurance (except title insurance) owned or held by the Seller regarding the Property. The Theatres are insured to the extent and against such risks as required by the terms of the Leases of the Theatres. All insurance evidenced by the certificates described on Exhibit "H" will be outstanding and duly in force on the Closing Date. The Seller is not now, and on the Closing Date will not knowingly be in default regarding the provisions of any such policies, and has not and shall not have failed to give any notice or present any claim thereunder in accordance with existing policy provisions.


         3.11. Defaults. To Seller's Knowledge, there is no default or claim or purported or alleged default, or state of facts (including any facts which will exist as a result of the consummation of and performance under this Agreement), which, with notice or lapse of time, or both, would constitute a default in any obligation on the part of the Seller to be performed under any Continuing Contract.

         3.12.  Litigation.   Seller has received no written notice of any
actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Seller) to which the Seller is a party, and which any of the Property is or may be subject, pending or to the best of Seller's knowledge threatened against or affecting the Seller, or any of the Property, at law, in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, the purpose or result of which is to restrain or prohibit the consummation of the transactions contemplated hereby.

         3.13.  Compliance with Laws.   Except to the extent disclosed in
Schedule 3.13 and compliance with ADA, to the best of Seller's Knowledge, (i) the Seller has not been notified in writing that it has failed to comply in any material respect with, or is in default in any respect under any laws, ordinances, requirements, regulations or orders applicable to its operation of the Theatres; (ii) the Seller is not subject to any judgment, order, writ, injunction or decree that materially and adversely affects, or might in the future reasonably be expected to materially and adversely affect its operation of the Theatres; (iii) the Seller is not now, and on the Closing Date will not be in default concerning any order, writ, injunction or decree of any federal, state, municipal court or any other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign with respect to the Theatres, and to Seller's Knowledge there is no investigation pending or threatened against or affecting the Seller by any state or federal governmental agency, and to Seller's Knowledge Seller has not received written notice of any investigation pending or threatened against or affecting the Seller by any state or federal governmental agency, department or instrumentality that would adversely affect Buyer's operation of the Theatres after the Closing Date.


         3.14. Brokers and Finders. Neither Seller nor any of its officers, directors or employees have employed any broker, agent or finder, or incurred any liability for any brokerage fees, agent's commissions or finder's fees concerning the transactions contemplated hereby.


         3.15. Labor Matters. The Seller is not a party to and has no obligations under any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Theatre Level Employees of the Seller, nor is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of any of said employees regarding the operation of the Theatres, for which Buyer would have have any liability from and after the Closing Date, other than as shown on
Schedule 3.15.

         3.16.  Contracts and Commitments.

              (a) Each of the Continuing Contracts listed in Exhibit "A" is in full force and effect, and there are no existing defaults or events of default which are continuing, real or claimed, or events which with notice or lapse of time, or both, would constitute defaults, the consequences of which, severally or in the aggregate, would have a material adverse effect on the Seller's operation of the Theatres. Except as reflected in such Exhibit, the continuation, validity and effectiveness of such contracts, and all other material terms thereof, will in no way be affected by the transactions contemplated by this Agreement.

              (b) Except as set forth on Schedule 3.16(b), the Theatres are not subject to any screen advertising or credit card acceptance agreements.

              (c) Seller has no Guaranteed Film Contracts with respect to the Theatres.

         3.17. Employee Benefit Plans. There are no welfare plans, other than as set forth on Schedule 3.17, as defined in Section 3 (1) of ERISA covering Theatre Level Employees of the Seller for which Buyer will have any liability whatsoever.

         3.18. Authority. This Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditor rights generally, or by equitable principles of general application. Neither the execution and delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby will violate any provisions of the Articles of Incorporation or Bylaws of Seller, or to the knowledge of Seller any law or any order of any court, or any governmental unit to which Seller is subject, nor will such execution, delivery or consummation conflict with, or result in a breach of, or constitute a default under any material indenture, mortgage, lease (subject to obtaining required consents), agreement or other instrument to which Seller is a party, or by which any of them is bound, or result in the creation of any lien, charge or encumbrance upon the Property, or result in acceleration of the maturity of any payment date of any of Seller's obligations to which the Property may be subject, or increase or materially and adversely affect the obligations of Seller thereunder to which the Property is subject.

         3.19. Accuracy of Information. No representation or warranty of, or any information provided to Buyer by Seller in this Agreement, the Transaction Documents, and the schedules and exhibits attached hereto, or in connection with the transactions contemplated hereby, contains, or on the Closing Date will contain, any untrue statement of a material fact, or omits, or on the Closing Date will omit, to state any material fact necessary in order to make the statements contained therein not misleading, and all such statements, information, representations, warranties, certificates and schedules shall be true and complete on and as of the Closing Date as though made on that date, except to the extent otherwise disclosed by Seller to Buyer on a Schedule or Exhibit attached hereto. To the extent same are in Seller's possession, true copies of all Leases and Continuing Contracts, (necessary to the Buyer in operation of the Property) listed on or referred to, or otherwise related to any item referred to in the Schedules, delivered or furnished to the Buyer pursuant to this Agreement have been delivered or have been made available, or will upon request be made available for inspection by the Buyer. Buyer shall be entitled to rely upon the accuracy of all such written information in the preparation of its filings with the Securities and Exchange Commission. The Seller shall notify Buyer as soon as reasonable practicable of any inaccuracies or omissions in any of such information previously supplied to Buyer.

         3.20.  Environmental Matters.   To Seller's Knowledge, Seller has not
stored, spilled, generated or disposed of, except items normally and customarily used in the operation of motion picture theatres generally, and as permitted by law, Hazardous Waste, Hazardous Substances and Hazardous Materials, as said terms are described under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), and other applicable environmental laws (hereinafter "Hazardous Materials") at the Theatres conveyed hereunder during the period Seller was in possession of such Theatres. Seller has not conducted an environmental/hazardous materials evaluation at the Theatres to determine whether Hazardous Materials (including, without limitation, asbestos, PCBs or other hazardous or contaminated materials) exist at or under the Theatres, and, therefore, makes no representation with respect to the presence of Hazardous Materials at or under the Theatres.

         3.21. Discounts and Gift Certificates.  Except as set forth on
Schedule 3.21, there are not outstanding any discount or promotional tickets, gift certificates, prepaid tickets or admission passes or any other arrangements allowing the holder thereof to reduced or free admission to any of the Theatres.


                                   ARTICLE IV
                      OBLIGATIONS AND COVENANTS OF SELLER

         The Seller covenants and agrees with the Buyer that the fulfillment of each of the following covenants and agreements constitutes a condition precedent to the obligations of the Buyer to close hereunder:

         4.01. Conduct of the Operation of the Theatres Prior to the Closing Date. Except to the extent that the Buyer shall otherwise consent in writing from the date hereof to the Closing Date, the Seller shall:

              (a) Operate the Theatres substantially as presently operated, and only in the ordinary course, and use its reasonable best efforts to preserve intact its good will and reputation, as regards the Theatres, and to preserve its relationships with persons having business dealings with it, with respect to the Theatres, consistent with prudent business practices;

              (b) Maintain all of the Theatres in normal operating order and condition, reasonable wear and use excepted;

              (c) Other than compliance with the Americans with Disabilities Act of 1990, comply with all laws materially applicable to the operation of the Theatres, the failure of which will result in a material injury to the said operation and;

         4.02. Access and Information. From the date hereof to the Closing Date, Seller, at Buyer's expense, shall afford to the Buyer, its counsel, accountants and other representatives, upon reasonable notice, free and reasonable access to the Theatres, books, contracts, commitments and records of Seller, as pertains to the Theatres.

         4.03. Notification of Changes. Between the date hereof and the Closing Date, Seller shall promptly notify Buyer in writing of any material adverse change in the method of conducting the Seller's operations, any damage to or loss of any property, or amount of property used in the operation of the Theatres, or the institution of, or the threat of institution of legal proceedings against the Seller or the status or conduct of legal proceedings, including investigations by any governmental agency against Seller, which may have a material adverse affect on the operation of the Theatres.

         4.04. Certain Acts Prohibited. Between the date hereof and the Closing Date or termination of this Agreement pursuant to the terms hereof, Seller, without the prior written consent of Buyer, shall not:

                 (a) Encumber or permit the encumbrance of the Property, except for Permitted Liens and Permitted Title Exceptions;

                 (b) Dispose of or contract to dispose of any of the Property; except for replacements or substitutes in the ordinary course of business (but will not sell any of the Theatres);


                 (c) Subject to 4.04 (d), enter into any agreement regarding the Theatres that is not cancelable by the Seller without penalty upon notice of thirty (30) days or less; and

                 (d) Amend any of the Leases, other than the Lease with respect to the Theatres located in Danville, Kentucky, Oneida and Knoxville, Tennessee and Corbin, Kentucky.

         4.05. Insurance. From and after the date hereof and through the Closing Date, the Seller will maintain all of its insurance policies regarding the Property in effect as of the date hereof.

         4.06.  No Default.   The Seller  will not at any time after the date
hereof and through the Closing Date do any act or omit to do any act, or knowingly permit any act or omission to act, that would cause a breach of any Continuing Contract or Lease.

         4.07. Compliance with Laws. At all times after the date hereof and through the Closing Date, the Seller will comply with all applicable laws, which may be required for the consummation of the transactions contemplated hereby; provided, however, Buyer and Seller have agreed not to comply with the Bulk Transfer Laws of any state in connection with the transactions contemplated by this Agreement.

         4.08. Consent of Others. To the extent that the consummation of the transactions provided for herein requires the consent of a third party, whether to avoid the occurrence of an event of default under any contract, license, lease or agreement by which the Property are bound or otherwise, the Seller shall use reasonable efforts to obtain any such consent prior to the Closing Date. Specifically, Seller shall use reasonable efforts to obtain any and all consents required and necessary in order to validly transfer and assign each of the Leases set forth on Exhibit "C", without change in the terms and conditions thereof, other than amendments to the Leases with respect to Danville, Kentucky, Oneida and Knoxville, Tennessee, and Corbin, Kentucky which are approved in writing by Buyer, on which the Theatres are operated by Seller, and are to be transferred to Buyer.

         4.09. No Shopping. From and after the date hereof and until the Closing or termination of this Agreement, the Seller will not, directly or indirectly, through any officer, director, agent, broker or otherwise (i) solicit, initiate or encourage submission of proposals or offers from any third party relating to any acquisition or purchase of the Property, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any of the foregoing, or (iii) otherwise cooperate in any way with, or assist, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Seller acknowledges that Buyer is relying on this covenant as a basis for incurring expenses and executive time and effort in proceeding in good faith towards the consummation of the purchase hereunder; accordingly, Buyer shall be entitled, in addition to such legal relief as it may have available to it, to equitable relief (including without limitation injunctive and specific performance relief) in the event of a violation of this covenant, it being acknowledged that the Property represents a unique investment opportunity.

         4.10. Covenants Not to Compete. Seller shall enter into an agreement with Buyer to be in substantially the form attached as Exhibit "F" hereto.

         4.11. Termination of Employees. On or before the Closing Date, Seller shall terminate or reassign all of its Theatre Level Employees.

         4.12. Extension of Existing Lease Terms. Seller shall obtain a written agreement from the Landlord of the Cinema 4 Theatre, Danville, Kentucky, amending the Lease for said Theatre to extend the present lease term for a minimum of an additional 10 years, through multiple options or otherwise, with no other adverse changes in the terms and conditions of said Lease.

                                   ARTICLE V
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of the Buyer to consummate the transactions provided for herein are, at the option of the Buyer, subject to the satisfaction in all material respects of the following conditions precedent on or prior to the Closing Date.

         5.01. Compliance by Seller. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller on or before the Closing Date shall have been fully complied with and performed.

         5.02. Representations and Warranties of Seller. The representations and warranties of Seller contained herein and in the Schedules, Exhibits and certificates delivered pursuant hereto, or in connection with the transactions as contemplated hereby shall be true and correct on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of that date, and Buyer shall have received a certificate dated the Closing Date signed by the Seller stating that all such representations and warranties are true and correct. On the Closing Date such representations and warranties will not contain, any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained therein not misleading. True copies of Leases and Continuing Contracts and other instruments listed on or referred to, or otherwise related to any item referred to in the Schedules and Exhibits, delivered or furnished to the Buyer pursuant to this agreement have been delivered or have been made available, or will upon request be made available for inspection by the Buyer. Buyer shall be entitled to rely upon the accuracy of all written information in the preparation of its filings with the Securities and Exchange Commission.


         5.03. No Adverse Change. Except as otherwise fully and adequately disclosed in this Agreement or on Schedule 5.03 hereto and except for changes affecting the motion picture exhibition business generally, there shall not have been any material adverse change in the operation of the Theatres comprising the Property between execution hereof and the Closing Date, and the Seller shall have delivered to Buyer a certificate signed by the Seller dated the Closing Date, to such effect.


         5.04. Approval of Legal Matters. All actions, proceedings, instruments and documents reasonably necessary or reasonably appropriate to Buyer, or its counsel, to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto shall have been approved by such counsel.


         5.05. Litigation. No suit shall, at the Closing Date, be pending or threatened before any court, governmental agent, bureau, board or other authority in which the transactions contemplated by this Agreement are sought to be restrained.


         5.06. Condition of Property and Risk of Loss. On the Closing Date, all of the Personal Property including equipment, furniture and fixtures located in the Theatres shall be substantially in the same condition as at the close of business on the date hereof except for:

                 (a)  Ordinary use and wear thereof;

                 (b) Changes occurring in the ordinary course of business between the date hereof and the Closing Date.

         5.07. Consents. Seller shall have delivered to Buyer the written consent of third parties referred to in Section 2.07 (d), which consent shall be in substantially the form, scope and substance of the Landlord's estoppels attached hereto as Exhibit "G".




                                   ARTICLE VI
                        FIRE, CONDEMNATION AND INSURANCE



         6.01.  Fire, Condemnation and Insurance.


                 (a) If, prior to the Closing Date, all or a part of the Property shall be destroyed or damaged by fire or any other insured casualty, or if all or a part thereof shall be condemned, in whole or in part, by governmental or other lawful authority, neither Seller nor Buyer shall have any liability for any such destruction, damage or condemnation and Buyer shall have the option of (i) completing the purchase without adjustment in the Purchase Price, in which event Seller shall comply with its obligations set forth in paragraph (b) of this Section, or (ii) canceling this Contract and all obligations of Seller and Buyer hereunder; provided, however, Buyer may not elect to exercise the option set forth in clause (ii) if the Property shall be damaged or destroyed by fire or other casualty covered by Seller's Required Insurance, (as defined in paragraph (c) of this Section) and the cost to repair or replace such damaged or destroyed Property shall not exceed $500,000 in the aggregate provided Seller complies with its obligations under paragraphs (b) and (c) of this Section. Buyer shall exercise one of the aforesaid two options by giving notice to Seller within 10 days after the giving of notice by Seller to Buyer of the occurrence of the damage or destruction or condemnation, and the failure of Buyer to give any notice within said 10 day period shall constitute an election by Buyer not to cancel this Contract.

                 (b) In the event of damage to or destruction of the Property or a condemnation thereof and this Contract is not terminated as provided in paragraph (a) of this Section, Seller shall have no obligation to restore or repair the same and Buyer shall accept the same in its then condition at Closing, but Seller shall pay to Buyer, at Closing, all insurance or condemnation proceeds received by Seller with respect to such loss or taking, plus the amount of any deductible under any Required Insurance.

                 (c) Prior to the Closing Date, Seller shall maintain in full force and effect on the Property insurance coverage ("Required Insurance"), as is presently in effect, a description of which is set forth on Exhibit "H" hereto.




                                  ARTICLE VII
                        REPRESENTATIONS, WARRANTIES AND
                              OBLIGATIONS OF BUYER


         The Buyer makes the following representations and warranties to the Seller, each of which is true and correct on the date hereof, and shall be true and correct on the Closing Date, except as otherwise disclosed to Seller by Buyer.

         7.01. Organization in Good Standing. Buyer is composed of Carmike Cinemas, Inc., a Delaware corporation, and Eastwynn Theatres, Inc., an Alabama corporation. Both corporations are duly organized and existing, and in good standing under the laws of their State of incorporation, and are qualified as a foreign corporation in each jurisdiction when the nature of its activities makes such qualification necessary, and has all requisite corporate power and authority to carry on its business, as now conducted, to own and operate its properties and assets, and to consummate the transactions contemplated by this Agreement.

         7.02. Authority. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by the Boards of Directors of Buyer; no further corporate action of any nature is required pursuant to the Articles of Incorporation and By-Laws of the Buyer, and no other corporate act or proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party, or to consummate the transaction contemplated hereby or thereby; and this Agreement and the Transaction Documents to which Buyer is a party constitute the valid and binding obligations of the Buyer, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors rights generally, or as may be modified by a court of equity in an action for specific performance. Neither the execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby will violate or result in default under any provision of the Articles of Incorporation or By-Laws of the Buyer, or any material commitment, indenture, license or other obligation to which the Buyer is a party, and will not, to the best knowledge of the Buyer, contravene any law, rule or regulation of any administrative agency or governmental body or any other order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to the Buyer.

         7.03. Claims. Except for claims arising under or in connection with this Agreement, Buyer neither has nor on the Closing Date will have any claims of any nature, whether asserted or unasserted, against Seller.

         7.04. Governmental Notifications and Consents. Except as set forth on Schedule 7.04, no material notification, consent, authorization, order of approval of, or filing or registration with any governmental commission, board or other regulatory body, or any other party, is required for or in connection with the execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby.

         7.05. Buyer's Indemnity for Seller's Continuing Liability under Leases. Buyer hereby covenants and agrees that it shall indemnify and hold harmless Seller from any and all claims, actions, damages and other liabilities to any person arising out of Buyer's occupancy or operation of the Premises demised by the Leases or Buyer's failure to comply, from and after the Closing

Date, with the terms and conditions of the Leases or the Continuing Contracts assigned to Buyer at Closing upon which Seller is not released by the applicable Landlord or other third party.

         7.06. Brokers and Finders. Neither Buyer nor any of its officers, directors or employees have employed any broker, agent or finder, or incurred any liability for any brokerage fees, agent's commissions or finder's fees concerning the transactions contemplated hereby.

         7.07. Litigation. There is not actual or threatened litigation, arbitration, proceedings or governmental investigations or inquiries in progress, the result or purpose of which is to restrain or prohibit the consummation of the transactions contemplated hereby in any court, or before any arbitration panel of any kind, or before any governmental body.


                                ARTICLE VIII
                     CONDITIONS TO OBLIGATIONS OF SELLER


         The obligations of the Seller to consummate the transactions provided for herein are subject to the satisfaction, in all material respects, of the following conditions on or prior to the Closing Date:

         8.01. Compliance by the Buyer. All the terms, covenants and conditions of this Agreement and the Transactions Documents to which Buyer is a party, to be complied with and performed by the Buyer on or before the Closing Date shall have been fully complied with and performed in all material respects. At Closing, Buyer shall deliver to Seller a certificate executed by the President or any Vice President of Buyer so stating.

         8.02. Representations and Warranties of the Buyer. The representations and warranties of the Buyer contained herein shall be true and correct, on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and the Buyer shall have furnished to the Seller a certificate dated the Closing Date and signed by the President or

Vice President and Secretary of the Buyer to such effect.

         8.03. Corporate Approval. Seller shall have received a copy of the resolution of the Board of Directors of Buyer certified by its Secretary or an Assistant Secretary authorizing execution of this Agreement and the Transaction Documents, and the consummation of the transactions consummated hereby or thereby.

         8.04. Litigation. No suit shall, at the Closing Date, be pending or threatened before any court, governmental agent, bureau, board or other authority in which the transactions contemplated by this Agreement or the Transaction Documents are sought to be restrained, or in connection with which damages or other relief is sought, or in which any material claim shall be asserted against the Buyer regarding the Theatres not disclosed herein, or in the Schedules or Exhibits delivered hereto.

         8.05. Approval of Legal Matters. All actions, proceedings, instruments and documents reasonably necessary or reasonably appropriate to Seller, or its counsel, to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto shall have been approved by such counsel.

         8.06. Landlord Consents. All Landlord consents required hereunder or under the Leases have been obtained.


                                   ARTICLE IX
                                  TERMINATION

         9.01. Right of Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date:

                 (a)  By the mutual consent of Buyer and Seller;

                 (b) By the Board of Directors of Buyer in the event the conditions set forth in Articles IV and V of this Agreement shall not have been satisfied or waived by the Closing Date.

                 (c) By Seller in the event that the conditions set forth in Articles VII and VIII of this Agreement shall not have been satisfied or waived by the Closing Date.

                 (d) By either Buyer or Seller if any action or proceeding before any court or other governmental body or agency shall have been instituted in good faith by an unrelated third party (i) to restrain, modify or prohibit the transaction contemplated by this Agreement, (ii) to recover damages from Buyer or Seller if such action or proceeding, directly related to this Agreement, could result in the imposition of a material liability against or materially affecting the business or properties of the Buyer or the Seller in the opinion of the party seeking to terminate this agreement, or (iii) to force Buyer or the Seller to take any action that would have a material and adverse effect on the business or properties of Buyer or Seller, directly related to this Agreement, in the opinion of the party seeking to terminate this Agreement unless either the Buyer or the Seller causes such action or proceeding to be dismissed on or prior to the Closing Date.

         9.02. Notice of Termination. Notice of termination of this Agreement, as provided for in this Article, shall be given by the parties so terminating to the other parties hereto, in accordance with the provisions of
Section 11.08 of this Agreement.


         9.03. Effect of Termination. In the event that this Agreement is terminated, this Agreement shall become void, and of no further force and effect, without liability of any party to any other party.


                                   ARTICLE X
                     PARTIES' AGREEMENT TO CROSS-INDEMNIFY


         10.01. Agreement to Indemnify. Subject to the terms and conditions of this Article X, each party (the "Indemnifying Party") agrees to indemnify, defend and hold the other party (the "Indemnified Party) harmless from and against all claims asserted against, imposed upon or incurred by the other party by reason of, or resulting from:

                 (a) A breach or non-fulfillment of any warranty, or any inaccuracy of any representation contained in, or made pursuant to this Agreement or any Transaction Document, or

                 (b) A breach or non-fulfillment of any covenant or agreement, other than a representation or warranty, contained in or made pursuant to this Agreement or Transaction Document; or

                 (c) Any undisclosed liability arising prior to the Closing Date which affects the Property.

         10.02. Conditions of Indemnification. Obligations and liabilities of the Indemnifying Party hereunder with respect to claims shall be subject to the following terms and conditions:

                 (a) The Indemnified Party shall give the Indemnifying Party written notice of any claim promptly after the Indemnified Party receives written notice thereof, and to the best of Indemnified Party's knowledge advise Indemnifying Party which representation and warranty, covenant or agreement set forth herein said claim violates, and the Indemnifying Party will undertake the defense thereof by representatives of their own choosing satisfactory to Indemnified Party. All costs and expenses of such defense (including reasonable fees of counsel), and any settlement or compromise resulting from the defense of any claim will be paid by the Indemnifying Party.

                 (b) In the event that the Indemnifying Party fails to timely defend, contest, or otherwise protect against such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf, for the account and risk of the Indemnifying Party, and at Indemnifying Party's expense, and to recover from the Indemnifying Party all reasonable attorneys fees, disbursements and all amounts paid as a result of such claim, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

                 (c) Notwithstanding the foregoing, in no event shall the aggregate amount required to be paid by the Seller pursuant to this Article X exceed the aggregate amount of consideration paid to Seller pursuant to Article II.

         10.03. Assistance. In the event so requested by the Indemnifying Party, the Indemnified Party shall use its best efforts to make available all information and assistance reasonably required in the defense by the Indemnifying Party of a claim, at the sole cost and expense of the Indemnifying Party.


         10.04. Limitations. Except for Buyer's obligations under the Leases and Continuing Contracts and as set forth in Section 7.05, the Indemnifying Party's obligation to indemnify the Indemnified Party as provided in Section
10.01 above is subject to the condition that the Indemnifying Party shall have been given notice by Indemnified Party of the claim for which indemnity is sought within eighteen (18) months after the Closing Date.



                                   ARTICLE XI
                                 MISCELLANEOUS


         11.01. Survival of Representations. All statements contained in any Schedule, Exhibit, document, certificate or other instrument delivered by or on behalf of the Buyer or the Seller pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder by the Buyer or the Seller as the case may be. The representations, warranties and agreements made by the Seller in Sections 3.01, 3.04, 3.08, 3.10, 3.14, 3.15 and 3.18 shall not survive the Closing, except as otherwise provided in this Agreement. All other representations, warranties and agreements made by the Buyer and the Seller herein shall survive consummation of the transactions contemplated hereby for eighteen (18) months after Closing Date.

         11.02. Assignment. This Agreement shall not be assignable by either party hereto without the written consent of the other, and shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assignees and legal representatives.

         11.03.  Public Announcements.   Except as required by law, neither
party shall make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party, such consent not to be unreasonably withheld.

         11.04. Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, USA.

         11.05. Amendment. This Agreement may not be amended, supplemented or modified any time except by written instrument executed by the parties hereto.


         11.06. Expenses; Brokers and Finders Fees. Seller and Buyer agree that there are no brokers or finders fees or commissions payable to any person employed by Seller or Buyer in connection with the transactions contemplated by this Agreement, and Seller and Buyer will indemnify each other with respect thereto, and hold each other harmless therefrom. Each party hereto shall pay its or his or her own expenses incident to this Agreement and the transactions contemplated hereby, including all fees and expenses of their counsel, whether or not such transaction shall be consummated.


         11.07. Further Assurances. The parties hereto agree and acknowledge that certain computations, exchange and notification of information and other actions may be required from time to time, and after the date hereof through and after the Closing Date with respect to this Agreement. The parties hereto, and their respective representatives, shall use their best efforts to cooperate with one another in the expeditious completion of all such computations, notifications and actions required. Without limiting the generality of the foregoing, Seller agrees to use its best efforts to assist Buyer with respect to the resolution of any matters arising in connection with or affecting the title of the Seller to any of the Property. Seller and Buyer shall execute and deliver any and all documents, and will cause any and all other action to be taken, either before or after the Closing which may be necessary or proper to effect or evidence the provisions of this Agreement, and the transactions contemplated hereby.

         11.08. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly been given if delivered, if mailed by United States Mail prepaid, or national overnight courier, to the parties or their assignees, at the following addresses (or such other addresses as shall be given in writing by the parties to one another), or sent via telecopier to the parties at the telecopier number set forth below:

         BUYER:
                          John O. Barwick, III
                          Carmike Cinemas, Inc.
                          1301 - 1st Avenue
                          Columbus, GA  31901
                          TELEPHONE  : 706/576-3415
                          TELECOPIER : 706/576-34l9

         With a copy to:
                          F. Lee Champion, III
                          Champion & Champion
                          1030 Second Avenue
                          Columbus, GA  31901
                          TELEPHONE  : 706/324-4477
                          TELECOPIER : 706/324-0470

         SELLER:
                          Jeffrey J. Stedman
                          Cinemark USA, Inc.
                          Suite 800
                          7502 Greenville Avenue
                          Dallas, TX  75231-3830
                          TELEPHONE  : 214/696-1644
                          TELECOPIER : 214/696-3946


         With a copy to:
                          Michael Cavalier
                          Associate General Counsel
                          Cinemark USA, Inc.
                          Suite 800
                          7502 Greenville Avenue
                          Dallas, TX  75231-3830
                          TELEPHONE  : 214/696-1644
                          TELECOPIER : 214/696-3946




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


         11.09. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy. The election of any one remedy by a party hereto shall not constitute a waiver of the right to pursue other available remedies.

         11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.11. Entire Agreement. This Agreement, the Transaction Documents, the Exhibits hereto, and the certificates, Schedules and other documents delivered pursuant hereto are incorporated by reference herein, contain the entire agreement between the parties concerning the transaction contemplated herein, and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

         11.12. Captions and Section Headings. The captions and section headings used herein are for convenience only, and are not a part of this Agreement, and shall not be used in construing it.

         11.13.  Arbitration.  Any controversy or claim arising out of or
relating to this Agreement, or the breach thereof, shall   be settled by
arbitration in accordance with the arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         11.14. Schedules. To the extent that identical information may be required by two or more Schedules hereto, such information need be supplied on only one Schedule if appropriate cross-references are made on such other Schedules, or if the information is readily available on another Schedule, or in the Agreement.

         11.15. Bulk Transfer. The parties hereby waive the applicable provisions of the Uniform Commercial Code relating to Bulk Transfers in the states in which the Property is located, and Seller hereby indemnifies Buyer from Seller's failure to comply with such provisions.


                                  ARTICLE XII
                       INSPECTION - AS IS NATURE OF SALE


         12.01. No Implied Representations. Buyer has conducted its own independent investigation as to the condition of the Property, and is purchasing all of the Property in their current condition, "AS IS AND WHERE IS" without any warranty of quality, condition of usefulness, including, without limitation, any WARRANTY OF MERCHANTABILITY or any WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OF BUYER. Buyer has not relied upon any representations, warranties or guarantees of Seller, either express or implied, except as expressly set forth in this Agreement. Buyer is aware of the physical condition of the Theatre buildings and the Property, and Buyer agrees, subject to the terms and conditions of this Agreement, to purchase Seller's interest in such Theatre buildings and Property in the condition therein at Closing. Notwithstanding anything to the contrary contained in this Agreement or the Transactions Documents, and without limiting the generality of the foregoing, Buyer acknowledges that, except as herein expressly provided, Seller has made no representation or warranty, express or implied, with respect to the following matters:

                 (a) Other than as set forth in Section 3.20 hereof, environmental matters of any kind;

                 (b)  Any defects on or about the Property latent or patent;

                 (c) Other than title, the merchantability of the Property or their suitability or fitness for any particular purpose;

                 (d)  The compliance or non-compliance of the

Property with the Americans with Disabilities Act of 1990, or other legislation governing accessibility for the physically challenged;

                 (e)  Any zoning regulations;

and Buyer shall indemnify and hold Seller harmless from and against any claims, liabilities or expenses, including costs and reasonable attorneys fees arising out of such matters to the extent such matters arise from and after the Closing Date, but excluding such matters which are attributable to acts, omissions or event occurring prior to the Closing Date.



                                  ARTICLE XIII
                              LANDLORDS' CONSENTS


         13.01. Landlord Releases. Seller and Buyer shall use their reasonable efforts to obtain the consents of the Landlords under the Leases, and the releases from such Landlords ("Landlord Releases") on or before the Closing Date, except that Buyer shall not be required to bear any out-of-pocket expenses, other than its own attorneys' fees and other fees, in connection with obtaining such documents. Without limiting the generality of the foregoing, Buyer shall make such disclosures as any Landlord shall reasonably request in connection therewith.

                 The provisions of this paragraph shall govern in the event a Landlord Release for any of the Leases has not been obtained prior to Closing. In such event, Buyer shall (1) not assign such Lease or sublet the premises thereunder, or any portion thereof, after the Closing without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed;
(2) operate the Theatre under such Lease after the Closing in the ordinary course of business consistent with the remainder of Buyer's "discount house" motion picture theatres in operation as of the date of this Agreement; (3) perform all the obligations of the Tenant under said Leases in accordance with the terms thereof; and (4) indemnify and hold Seller harmless from and against any and all claims, losses, damages, costs and expenses, including reasonable attorneys' fees and expenses, arising out of said Leases after the Closing Date, but excluding claims, losses, damages, costs and expenses attributable to acts, omissions or events occurring prior to the Closing Date.

                 In the event Buyer or any successor to Buyer's interest under any Lease fails to observe any of the covenants contained in this paragraph or is in default under the terms of any Lease (after the expiration of any applicable cure periods thereunder), then Seller may, but without any obligation, perform Buyer's obligations and covenant under such Lease, and Seller shall be entitled to repossess such Theatre and dispossess Buyer and any other assignees or subtenants, and Buyer shall be liable for any damages suffered by Seller, including reasonable attorneys' fees and costs in connection with any premium for any bond required in connection with an injunction brought to enforce Seller's remedies under this paragraph. The provisions of this paragraph shall survive the Closing until a Landlord Release has been obtained with respect to such Lease, or until such Lease is terminated without uncured default by the Tenant thereunder. The provisions of this paragraph shall be included in the instrument executed and delivered at Closing by the Seller transferring such Lease.



         13.02. The provisions and agreements contained in Section 13.01 shall survive the Closing.


                                  ARTICLE XVI
                                 THEATRE NAMES


         14.01. Theatre Names. Buyer acknowledges that it shall have no rights to use of the name "Cinemark", "Movies 7", "Movies 10", nor any logo, trademark, or similar mark for such name. Seller agrees that it shall be responsible, at its cost, for the removal of any signage on, outside, or within the Theatre with the name "Cinemark", "Movies 7" and "Movies 10", or any logo connected therewith, on them as soon as reasonably practicable after Closing, not to exceed ninety (90) days after the Closing Date. Seller shall deliver to Buyer at Closing a license to use the names "Movies 7", "Movies 10" and "Tri State".

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, on the day and year first above written.

                          SELLER:


                          CINEMARK USA, INC.


                          BY:________________________________

                                   Title:____________________


                          ATTEST:____________________________

                                   Title:____________________


                                (Corporate Seal)

                          BUYER:


                          CARMIKE CINEMAS, INC.


                          BY:______________________________
                                   President

                          ATTEST:__________________________
                                   Secretary


                                (Corporate Seal)




                          EASTWYNN THEATRES, INC.



                          BY:___________________________
                                   President

                          ATTEST:_______________________
                                   Secretary


                                (Corporate Seal)